Exhibit 99.1

XOMA Announces Servier Has Initiated Phase 3 Gevokizumab Trial in Patients With Behcet's Uveitis

BERKELEY, Calif., Sept. 27, 2012 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq:XOMA) today announced its partner, Servier has received authorization to initiate the Servier-sponsored Behçet's uveitis Phase 3 clinical trial in several European countries. The study is titled A randomisEd, double-masked, placebo-controlled studY of the Efficacy of GevokizUmAb in the tReatment of patients with Behçet's Disease uveitis (EYEGUARD™-B). The objective of this study is to evaluate the efficacy of gevokizumab as compared to placebo on top of current standard of care (immunosuppressive therapy and oral corticosteroids) in reducing the risk of Behçet's disease uveitis exacerbations and to assess the safety of gevokizumab.

"Behçet's uveitis patients now have the opportunity to participate in the gevokizumab Phase 3 clinical trial designed specifically for their unique condition," stated John Varian, Chief Executive Officer of XOMA. "Servier's commitment to this underserved market merits recognition, and we continue to be impressed by their team's passion to design the best trial to determine gevokizumab's efficacy in treating this disease."

"Servier is committed to developing innovative treatments for diseases with clear unmet medical needs, such as Behçet's disease. In addition, we strongly believe gevokizumab has a real potential in other inflammatory diseases," said Emmanuel Canet, MD, PhD, President R&D Servier.

The global EYEGUARD-B study is designed to enroll 110 patients with a history of Behçet's disease uveitis with ocular involvement of the posterior segment who have experienced a recent ocular exacerbation that was treated successfully with high doses of corticosteroids. Patients will be randomized to either a 60mg dose of gevokizumab or placebo administered subcutaneously every four weeks on top of their current immunosuppressive and corticosteroid therapies. The study's primary endpoint is the time to first acute ocular exacerbation, which will be measured once a predefined number of exacerbations have been observed.

About Gevokizumab

Gevokizumab (XOMA 052/S 78989) is a potent monoclonal antibody with unique allosteric modulating properties and the potential to treat patients with a wide variety of inflammatory diseases and other diseases. Gevokizumab binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine that has been shown to be involved in Behçet's and other forms of non-infectious uveitis, cardiovascular disease, and other auto-inflammatory diseases. In binding to IL-1 beta, gevokizumab inhibits the activation of the IL-1 receptor, thereby modulating the cellular signaling events that produce inflammation.

Servier is XOMA's development and commercialization partner for gevokizumab. XOMA holds rights to gevokizumab in the U.S. and Japan for non-cardiometabolic indications, including non-infectious uveitis, acne, and erosive osteoarthritis of the hand for which clinical studies are ongoing. Information on all gevokizumab clinical studies can be found at www.clinicaltrials.gov.

Gevokizumab has been granted Orphan Drug Designation by the U.S. Food & Drug Administration (FDA) for the treatment of non-infectious intermediate, posterior, or pan-uveitis, or chronic non-infectious anterior uveitis.

Exhibit 99.1

About Behçet's Disease and Behçet's Uveitis

Behçet's (pronounced beh-CHETS) disease is an orphan disease that causes chronic inflammation of the blood vessels, or vasculitis. Major symptoms can affect the neurological, pulmonary, gastrointestinal and cardiovascular systems, and hallmarks of the disease include painful ulcers in the mouth and on the genitals. Behçet's disease most commonly affects men and women in their twenties, thirties and forties, and it is typically more severe in men. Behçet's disease is also referred to as the "Silk Road" disease because it is most common among people from countries along this ancient trade route, including Turkey, eastern Mediterranean countries, Japan and Korea. An estimated 5,000 to 15,000 patients in the United States have Behçet's disease.

Non-infectious uveitis, or inflammation of the intraocular tissues of the eye, of Behçet's disease is one of the most severe forms of uveitis and affects approximately half of the patients with Behçet's disease. Unlike many forms of chronic uveitis, Behçet's uveitis is characterized by recurrent acute attacks or exacerbations. Without immediate treatment, major exacerbations of Behçet's uveitis may lead to retinal detachment, vitreous hemorrhage, glaucoma and eventual blindness. Symptoms include the accumulation of vitreous haze which can block eyesight or the loss of visual acuity and can manifest differently from patient to patient. For example, patients may go from 20/20 eyesight to loss of vision during the course of an exacerbation. Available treatments for Behçet's uveitis are limited to corticosteroids and off-label use of immunosuppressive drugs, which can have significant side effects especially when used on a chronic basis.

About XOMA Corporation

XOMA combines a portfolio of innovative therapeutic antibodies, both in late-stage clinical development and in preclinical research, with its recently launched commercial operations. XOMA focuses its antibody research and development on allosteric modulation, which offers opportunities for new classes of therapeutic antibodies to treat a wide range of human diseases. XOMA is developing its lead product gevokizumab (IL-1 beta modulating antibody) with Servier through a global Phase 3 program in non-infectious uveitis and ongoing proof-of-concept studies in other IL-1-mediated diseases. XOMA reaffirmed it expects to have top-line data from its ongoing proof-of-concept study of gevokizumab to treat moderate to severe acne vulgaris at year end 2012. XOMA's scientific research also produced the XMet program, which consists of three classes of preclinical antibodies, including Selective Insulin Receptor Modulators (SIRMs) that could have a major effect on the treatment of diabetes. In order to retain significant value from its scientific discoveries, XOMA initiated commercial operations in January 2012 through the licensing of U.S. commercial rights to Servier's ACEON® (perindopril erbumine) and a patent-protected portfolio of product candidates.

More detailed information can be found at www.xoma.com.

The XOMA Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

About Servier

Servier is a privately-run French research-based pharmaceutical company. Current therapeutic domains for Servier medicines are cardiovascular, metabolic, neurological, psychiatric and bone and joint diseases, as well as oncology. Servier is established in 140 countries worldwide with over 20,000 employees and a 2011 turnover of €3.9 billion. Servier invests 25% of its turnover in R&D.

More information is available at: www.servier.com

Forward-Looking Statements

Certain statements contained herein concerning the enrollment, timing, completion and the successful outcome of the gevokizumab clinical trials and regulatory approval of its product candidates, or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These and other risks, including those scale-up, manufacturing and marketing capabilities, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects as these statements are based on assumptions that may not prove accurate.

Exhibit 99.1

CONTACT:	Company and Investor Contact:

Ashleigh Barreto

510-204-7482

barreto@xoma.com

Juliane Snowden

The Oratorium Group, LLC

jsnowden@oratoriumgroup.com

Media Contact:

Canale Communications

Carolyn Hawley

619-849-5375

carolyn@canalecomm.com